Exhibit 99.1

NEWS

INVESTOR CONTACT:   (818) 225-3550
David Bigelow or Lisa Riordan
MEDIA CONTACT:   (800) 796-8448

COUNTRYWIDE REPORTS JUNE 2006 OPERATIONAL RESULTS

CALABASAS, CA (July 13, 2006) — Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended June 30, 2006. Operational highlights included the following:

•                  Mortgage loan fundings for the month of June were $42 billion, down 11 percent from June 2005. Second quarter 2006 funding volume totaled $117 billion, a decline of 3 percent from the second quarter of 2005. Year-to-date fundings totaled $220 billion, up 4 percent from last year.

—           Monthly purchase volume was $21 billion. This compares to $24 billion for June 2005. Purchase activity for the second quarter of 2006 totaled $55 billion, a decrease of 9 percent from the same year-ago period. Year-to-date purchase activity totaled $102 billion, essentially unchanged from last year.

—           Adjustable-rate loan fundings for the month of June were $20 billion, a decrease of 23 percent from June 2005. Adjustable-rate loan production for the second quarter of 2006 fell by 16 percent from the same prior year period to $57 billion. Year-to-date adjustable-rate volume was $108 billion, a decline of 6 percent from last year.

—           Home equity loan fundings for June increased by 11 percent on a year-over-year basis to $4.3 billion. Second quarter 2006 home equity activity totaled $12 billion, rising by 13 percent from the same period last year. This brought year-to-date home equity funding volume to $24 billion, which was 19 percent higher than last year.

—           Nonprime loan fundings in June were $4.1 billion, compared with $4.2 billion for the year-ago period. Nonprime activity for the second quarter of 2006 reached $11 billion, up 7 percent from the same year-ago period. Year-to-date nonprime loan funding volume of $20 billion was essentially unchanged from the comparable period last year.

—           Consolidated pay-option loan fundings for the month were $6.3 billion, compared with $9.5 billion in June of last year. Pay-option fundings for the second quarter of 2006 totaled $19 billion, declining from $25 billion for the second quarter of 2005. Year-to-date pay-option fundings were $39 billion, as compared to $41 billion from the same period last year.

—           It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to total 100 percent of total fundings.

•                  Average daily mortgage loan application activity in June was $2.7 billion, a decrease of 10 percent from last year. The mortgage loan pipeline of $65 billion at June 30, 2006 represented a decline of 16 percent from June 30, 2005.

Investor Relations
4500 Park Granada • Calabasas, CA  91302 •  818-225-3550
http://www.countrywide.com

 Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
 Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries.  All rights reserved.

•                  The mortgage loan servicing portfolio totaled $1.2 trillion at June 30, 2006, an increase of $232 billion, or 24 percent, from June 30, 2005.

•                  Total assets for Banking Operations were $84 billion at June 30, 2006, an increase of $19 billion, or 29 percent, from June 30, 2005.

•                  Securities trading volume in the Capital Markets segment of $321 billion for the month of June 2006 was down 5 percent from June 2005, but volume increased by 5 percent from the second quarter of 2005 to reach $934 billion for the second quarter of 2006. Year-to-date securities trading volume reached $1.9 trillion, an increase of 11 percent year-over-year.

•                  Net earned premiums from the Insurance segment were $102 million for June 2006, compared with $77 million for the year-ago period. Second quarter 2006 net earned premiums totaled $284 million, rising 32 percent from the second quarter of 2005. Year-to-date net earned premiums were $564 million, an increase of 36 percent from last year.

“Countrywide’s mortgage loan production results for the month of June and the second quarter of 2006 reflected the year-over-year slowdown in activity across the industry,” said Stanford L. Kurland, President and Chief Operating Officer. “While the Company’s total mortgage loan fundings for the second quarter of 2006 declined by 3 percent year-over-year, they were up 13 percent from the first quarter of 2006, reflecting seasonal improvement. This compared positively to the industry, where industry origination volume for the second quarter of 2006 was estimated by various industry sources to decline, on average, by approximately 13 percent year-over-year. In addition, compared to last month, mortgage loan fundings and average daily applications increased. The mortgage pipeline also remains strong at $65 billion, matching last month and indicative of near-term strength in funding volume for Countrywide.

“The servicing portfolio continued its uninterrupted growth, reaching $1.2 trillion at the end of June. Similarly, our other business segments demonstrated year-over-year growth with Banking Operations’ assets rising 29 percent, Capital Markets securities trading volume increasing 5 percent and Insurance net earned premiums advancing 32 percent over the second quarter of 2005.”

Founded in 1969, Countrywide Financial Corporation is a diversified financial services provider and a member of the S&P 500, Forbes 2000, and Fortune 500. Through its family of companies, Countrywide: originates, purchases, securitizes, sells, and services prime and nonprime loans; provides loan closing services such as credit reports, appraisals and flood determinations; offers banking services which include depository and home loan products; conducts fixed income securities underwriting and trading activities; provides property, life and casualty insurance; and manages a captive mortgage reinsurance company. For more information about the Company, visit Countrywide’s website at www.countrywide.com.

This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to:  competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade ratings that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.

(tables follow)

COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES

OPERATING STATISTICS(1)

(Dollars in Millions)

	Month Ended		Year-to-Date
	June 30,	June 30,	June 30,
	2006	2005	2006
LOAN PRODUCTION
Number of Working Days in the Period	22	22	126
Average Daily Mortgage Loan Applications	$2,731	$3,029	$2,600
Mortgage Loan Pipeline (loans-in-process)	$64,979	$77,009
Commercial Real Estate Loan Pipeline (loans-in-process)	$305	$502

Loan Fundings:
Consumer Markets Division	$12,885	$13,583	$67,934
Wholesale Lending Division	7,489	7,492	40,760
Correspondent Lending Division	7,892	18,396	64,051
Capital Markets	2,674	1,784	10,620
Countrywide Bank (2)	11,057	6,011	36,662
Total Mortgage Loan Fundings	41,997	47,266	220,027
Commercial Real Estate Fundings	464	285	1,963
Total Loan Fundings	$42,461	$47,551	$221,990

Loan Fundings in Units:
Consumer Markets Division	68,434	75,774	388,486
Wholesale Lending Division	34,081	34,497	190,807
Correspondent Lending Division	36,999	89,416	303,862
Capital Markets	9,942	7,183	40,585
Countrywide Bank (2)	75,386	45,933	270,554
Total Mortgage Loan Fundings in Units	224,842	252,803	1,194,294
Commercial Real Estate	66	31	231
Total Loan Fundings in Units	224,908	252,834	1,194,525

Mortgage Loan Fundings: (3)
Purchase	$20,710	$24,023	$101,772
Non-purchase	21,287	23,243	118,255
Total Mortgage Loan Fundings	$41,997	$47,266	$220,027

Mortgage Loan Fundings by Product:
Government Fundings	$1,161	$1,056	$6,192
ARM Fundings	$19,936	$25,952	$108,371
Home Equity Fundings	$4,317	$3,879	$23,524
Nonprime Fundings	$4,107	$4,202	$20,411

MORTGAGE LOAN SERVICING (4)
Volume	$1,196,720	$964,444
Units	7,757,724	6,843,218
Subservicing Volume (5)	$21,975	$27,706
Subservicing Units	209,564	258,716
Prepayments in Full	$19,685	$22,192	$102,265
Bulk Servicing Acquisitions	$29	$9,472	$172
Portfolio Delinquency - CHL (6)	3.92%	3.51%
Foreclosures Pending - CHL (6)	0.47%	0.39%

(more)

	Month Ended		Year-to-Date
	June 30,	June 30,	June 30,
	2006	2005	2006
LOAN CLOSING SERVICES (units)
Credit Reports	893,541	886,555	5,183,317
Flood Determinations	316,722	350,861	1,761,144
Appraisals	119,292	113,910	614,866
Automated Property Valuation Services	488,613	615,269	4,120,625
Other	17,203	15,109	98,151
Total Units	1,835,371	1,981,704	11,778,103

CAPITAL MARKETS
Securities Trading Volume(7)	$320,842	$336,598	$1,912,691

BANKING
Banking Operations Assets (in billions)	$84.3	$65.5

INSURANCE
Net Premiums Earned:
Carrier	$83.1	$62.2	$457.1
Reinsurance	18.6	14.5	107.0
Total Net Premiums Earned	$101.7	$76.7	$564.1

Period-end Rates
10-Year U.S. Treasury Yield	5.15%	3.94%
FNMA 30-Year Fixed Rate MBS Coupon	6.37%	5.00%

(1)

This data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)

These loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions. The amounts include loans funded for both investment purposes and for sale. The Company will report the amount of such loans subsequently sold on a quarterly basis.

(3)

Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(4)	Includes loans held for sale, loans held for investment, and loans serviced for others, including those under subservicing agreements.

(5)	Subservicing volume for non-Countrywide entities.

(6)	Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(7)	Includes trades with Mortgage Banking Segment.

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